EXHIBIT 99.1

[Carolina First Corporation logo appears here.]



                                                   CAROLINA FIRST CORPORATION
                                                   P.O. BOX 1029
                                                   GREENVILLE, SC 29602
                                                   (864) 255-4919



NEWS RELEASE                       ---------------------------------------------



RELEASE DATE:         Immediate



            CAROLINA FIRST ACQUIRES CITRUS BANK IN ORLANDO, FLORIDA/
                           ANNOUNCES FLORIDA STRATEGY

GREENVILLE, SC - March 18, 1999 - Carolina First Corporation (Nasdaq/NM:CAFC) today announced the signing of a definitive agreement by which Citrus Bank of Orlando, Florida will merge with Carolina First Corporation. Citrus Bank is a Florida state-chartered bank with total assets of approximately $228 million and 8 branch locations in the Orlando area. The transaction is subject to regulatory and Citrus Bank shareholder approvals.

The Citrus Bank transaction, which is expected to close by the end of June, will follow Carolina First's pending purchase of Citizens First National Bank, which is expected to close in April. Carolina First has also leased space in Jacksonville, Florida to open a de novo branch during the next 90 days.

The acquisitions and the opening of the Jacksonville branch will complete the initial phase of CAROLINA FIRST'S FLORIDA STRATEGY. Following the completion of these transactions, the 12 Florida locations with assets of approximately $300 million will operate as Citrus Bank. Randy O. Burden, Chairman, Chief Executive Officer and President of Citrus Bank, will head Carolina First's Florida operations.




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Mack I. Whittle, Jr., President and Chief Executive Officer of Carolina First
Corporation, said, "These mergers are the initial phase of the expansion of our super community bank strategy in Florida. The Central and Northern Florida markets are an attractive banking environment with customers who appreciate a true community bank. These acquisitions create an outstanding platform on which to build a dynamic community banking franchise in one of the nation's most desirable banking markets--a move which is designed to enhance value for our shareholders. Our strategy is to replicate the success we have had in South Carolina and to introduce our highly successful super community bank operating model into select Florida markets."

Randy O. Burden, Chairman, Chief Executive Officer and President of Citrus Bank, commented, "We are very pleased to become part of the Carolina First team and to lead this Florida strategy. The merger will provide our shareholders with a significantly enhanced investment and at the same time bring to our markets the benefits of Carolina First's expanded product offerings and technology resources. The super community bank strategy of combining the advantages of big bank services with the personal touches of community banks will be a winning formula in Florida. Our goal is to become the leading super community bank in the markets we serve."

Under the agreement, Citrus Bank shareholders will receive Carolina First common stock having a market price of $37.07 in exchange for each share of Citrus Bank stock. The exchange ratio adjusts based on a 30-day average price for Carolina First common stock provided Carolina First's share price does not move more than 15%. Based on Carolina First's closing price on March 17, 1999, the deal is valued at

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approximately $77.5 million in total. Carolina First will record the acquisition using the pooling-of-interests method of accounting.

Citrus Bank currently has 8 offices in the Orlando, Florida area. At December 31, 1998, Citrus Bank had approximately $228 million in assets, $169 million in loans, and $163 million in deposits. Citizens First National Bank, headquartered in Crescent City, Florida, has 4 offices in Putnam County, Florida and surrounding areas. At December 31, 1998, Citizens First had approximately $57 million in assets, $36 million in loans, and $52 million in deposits.

Carolina First Corporation, headquartered in Greenville, South Carolina, is the largest independent bank holding company in South Carolina with $2.7 billion in total assets and 73 banking offices throughout the state. It operates Carolina First Bank, the largest South Carolina-based commercial bank, and Carolina First Mortgage Company, the second largest mortgage loan servicer in South Carolina. Other subsidiaries include a savings bank, a full service brokerage company, an automobile finance company, a credit card servicing company and a small business investment company which invests in bank technology companies. Carolina First's common stock trades on the Nasdaq National Market under the symbol CAFC. Additional information about Carolina First is available on its web site at www.carolinafirst.com.

CERTAIN MATTERS SET FORTH IN THIS NEWS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE PROVIDED TO ASSIST IN THE UNDERSTANDING OF ANTICIPATED FUTURE FINANCIAL PERFORMANCE. HOWEVER, SUCH PERFORMANCE INVOLVES RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH STATEMENTS. FOR A DISCUSSION OF CERTAIN FACTORS THAT MAY CAUSE SUCH FORWARD-LOOKING STATEMENTS TO DIFFER MATERIALLY FROM THE COMPANY'S ACTUAL RESULTS, SEE THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 1998.


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                           Carolina First Corporation
                           Acquisition of Citrus Bank
                               Transaction Summary
                           Announcement March 18, 1999

Transaction Terms:

Structure        * Tax-free exchange of stock
                 * Pooling-of-interests method of accounting
                 * Definitive agreement signed
                 * Due diligence completed

Terms            * Each share of Citrus common stock will be
                     exchanged for Carolina First common stock having a fair market value of $37.07. Fair market value is the average of the closing prices for the 30 trading days immediately prior to closing.
                 * Collars to fix the exchange ratio (at 15% of the base price of $21.59):
                        If Carolina First's average stock price is between $24.83 and $25.91, the exchange ratio is 1.4930.
                        If Carolina First's average stock price is between $18.35 and $17.27, the exchange ratio is 2.0202.
                 * Walk away right (at 20% of the base price of $21.59) if
                        Carolina First's average stock price exceeds $25.91 or declines below $17.27
Timing           * Targeted to close by the end of the second quarter 1999
                 * Subject to normal regulatory and Citrus Bank shareholder approval
Pricing Overview:

Indicated price per share (3/17/99)               $37.07
Indicated total purchase price                    $77.5 million
    (based on diluted shares outstanding)
Price to 12/31/98 book value                       3.78x
Price to trailing 4Q earnings                      26.3x

                                          ***END***

CONTACTS:
        William S. Hummers III, Executive Vice President, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919


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